Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANT

We hereby consent to the references to our firm and to our report dated March 16, 2001 on the financial statements of Energy Search, Incorporated (the "Company") for the years ended December 31, 1999 and December 31, 2000 ("Report") to be contained in Energy Search's proxy statement for its special meeting of shareholders concerning the proposed merger with EOG Tennessee, Inc. (the "Proxy Statement"). We also hereby consent to the incorporation by reference of our Report contained in the Proxy Statement into the Company's Registration Statement on Form S-3 (No. 333-58407), Registration Statement on Form S-8 (No. 333-80649) and Registration Statement on Form S-8 (No. 333-86849).

/s/ Plante & Moran, LLP

June 19, 2001 Grand Rapids, Michigan